Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-125129) pertaining to the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan of our reports dated September 8, 2006, with respect to the consolidated financial statements and schedules of FTD Group, Inc., FTD Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FTD Group, Inc., included in the Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois
September 11, 2006